Filed Pursuant to Rule 433

Registration Statement No. 333-258512

November 20, 2023

PRICING TERM SHEET

5.50% DEBENTURES, SERIES 2023 B

Issuer:	Consolidated Edison Company of New York, Inc. (the “Issuer”)

Anticipated Ratings (Moody’s; S&P; Fitch)*:	A3 (Stable); A- (Stable); A- (Stable)

Issue of Securities:	5.50% Debentures, Series 2023 B due 2034

Principal Amount:	$600,000,000

Interest Rate:	5.50% per annum

Interest Payment Dates:	March 15 and September 15 commencing on March 15, 2024

Maturity Date:	March 15, 2034

Benchmark Treasury:	4.500% due November 15, 2033

Benchmark Treasury Price / Yield:	100-18+ / 4.428%

Spread to Benchmark Treasury:	+115 basis points

Yield to Maturity:	5.578%

Public Offering Price:	99.403% of the principal amount

Optional Redemption Provisions:	Make Whole call at any time prior to December 15, 2033 (the “par call date”) at Treasury Rate +20 basis points (calculated to the par call date) Callable on or after December 15, 2033 at par

Pricing Date:	November 20, 2023

Settlement Date:	November 22, 2023 (T+2)

CUSIP:	209111 GF4 / US209111GF42

Joint Book-Running Managers:	BofA Securities, Inc. Mizuho Securities USA LLC J.P. Morgan Securities LLC TD Securities (USA) LLC Wells Fargo Securities, LLC CIBC World Markets Corp. Scotia Capital (USA) Inc.

Co-Managers:	Loop Capital Markets LLC Samuel A. Ramirez & Company, Inc.

*	Note: A securities rating is not a recommendation to buy, sell or hold securities and may be subject to revision or withdrawal at any time.

The Issuer has filed a registration statement (including a prospectus) with the SEC for the offering to which this communication relates. Before you invest, you should read the prospectus in that registration statement and other documents the Issuer has filed with the SEC for more complete information about the Issuer and this offering. You may get these documents for free by visiting EDGAR on the SEC Web site at www.sec.gov. Alternatively, the Issuer, any underwriter or any dealer participating in the offering will arrange to send you the prospectus if you request it by calling BofA Securities, Inc. toll-free at 1-800-294-1322 or by email at dg.prospectus_requests@bofa.com, Mizuho Securities USA LLC toll-free at 1-866-271-7403, J.P. Morgan Securities LLC collect at 1-212-834-4533, TD Securities (USA) LLC toll-free at 1-855-495-9846, or Wells Fargo Securities, LLC toll-free at 1-800-645-3751.